SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934
                                (Amendment No. )

Filed by the Registrant                          [x]
Filed by a Party other than the Registrant       [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[x]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12


                             BEI TECHNOLOGIES, INC.
                (Name of Registrant as Specified In Its Charter)
--------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)


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     previously.  Identify the previous filing by registration statement number,
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


                             BEI TECHNOLOGIES, INC.
                           One Post Street, Suite 2500
                             San Francisco, CA 94104

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MARCH 6, 1997

TO THE STOCKHOLDERS OF BEI TECHNOLOGIES, INC.:

         Notice Is Hereby Given that the Annual Meeting of Stockholders of BEI Technologies, Inc., a Delaware corporation (the "Company"), will be held on Friday, March 6, 1998 at 1:30 p.m. local time, at the Company's Systron Donner Inertial Division, 2700 Systron Drive, Concord, California, for the following purposes:

         1. To elect two directors to hold office until the 2001 Annual Meeting of Stockholders.

         2. To ratify the selection of Ernst & Young LLP as independent public accountants of the Company for its fiscal year ending October 3, 1998.

         3. To transact such other business as may properly come before the meeting or any adjournment thereof.

         The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

         The Board of Directors has fixed the close of business on January 20, 1997 as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.


                                              By Order of the Board of Directors

                                              Robert R. Corr
                                              Corporate Secretary

San Francisco, California
January 26, 1998

         ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT ATTENDANCE AT THE MEETING WILL NOT BY ITSELF REVOKE A PROXY. FURTHERMORE, IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

                             BEI TECHNOLOGIES, INC.
                           One Post Street, Suite 2500
                             San Francisco, CA 94104

                                 PROXY STATEMENT

                       FOR ANNUAL MEETING OF STOCKHOLDERS
                                  March 6, 1998

                 INFORMATION CONCERNING SOLICITATION AND VOTING

General

         The enclosed proxy is solicited on behalf of the Board of Directors of BEI Technologies, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on March 6, 1998, at 1:30 p.m. local time (the "Annual Meeting"), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the Company's Systron Donner Inertial Division, 2700 Systron Drive, Concord, California. The Company intends to mail this proxy statement and accompanying proxy card on or about February 3, 1998 to all stockholders entitled to vote at the Annual Meeting.

         The Company was organized under the laws of the state of Delaware on June 30, 1997 as a wholly-owned subsidiary of BEI Electronics, Inc. ("Electronics"). The Company began operations on September 28, 1997 as a result of the distribution by Electronics of all of the outstanding stock of the Company to the stockholders of Electronics (the "Distribution"). For further information about the Distribution, see the Company's Form 10 General Form for Registration of Securities, as amended (File No. 0-22799) (the "Form 10"), the Company's Form 10-K Annual Report for the fiscal year ended September 27, 1997 (the "10-K") and Note 1 of "Notes to Consolidated Financial Statements" included in the 10-K.

Solicitation

         The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

Voting Rights and Outstanding Shares

         Only holders of record of Common Stock at the close of business on January 20, 1998 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on January 20, 1998, the Company had outstanding and entitled to vote 7,198,850 shares of Common Stock. Each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

         All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved.

                                       1.

Revocability of Proxies

         Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company's principal executive office, One Post Street, Suite 2500, San Francisco, California 94104, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Please note, however, that attendance at the meeting will not by itself revoke a proxy. Furthermore, if the shares are held of record by a broker, bank or other nominee and the stockholder wishes to vote at the meeting, the stockholder must obtain from the record holder a proxy issued in the stockholder's name.

Stockholder Proposals

         Proposals of stockholders that are intended to be presented at the Company's 1999 Annual Meeting of Stockholders must be received by the Company not later than October 6, 1998 in order to be included in the proxy statement and proxy relating to that annual meeting.


                                   Proposal 1

                              Election Of Directors

         The Company's Certificate of Incorporation and By-Laws provide that the Board of Directors shall be divided into three classes, each class consisting, as nearly as possible, of one-third of the total number of directors, with each class having a three-year term. Vacancies on the Board may be filled by the affirmative vote of the holders of a majority of the voting power of the then outstanding shares of Common Stock or by the affirmative vote of a majority of the remaining directors. A director elected by the Board to fill a vacancy (including a vacancy created by an increase in the authorized number of directors on the Board) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director's successor is elected and has qualified or until his earlier death, resignation or removal.

         The Board of Directors is presently composed of eight members. There are two directors in the class whose term of office expires in 1998. The two nominees for election to this class, George S. Brown and Charles Crocker, are directors of the Company who were previously appointed by the sole incorporator. If elected at the Annual Meeting, each of the nominees would serve until the 2001 annual meeting and until his successor is elected and has qualified, or until such director's earlier death, resignation or removal.

         Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the two nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the Board of Directors may propose. Each person nominated for election has agreed to serve if elected, and the Board of Directors has no reason to believe that any nominee will be unable to serve.

         Set forth below is biographical information for each person nominated and each person whose term of office as a director will continue after the Annual Meeting.

Nominees for Election for a Three-Year Term Expiring at the 2001 Annual Meeting

George S. Brown

         Mr. Brown, age 76, began serving as a director in June 1997 prior to the Distribution. He served as a director of Electronics from 1974 until his resignation as a result of the Distribution. Mr. Brown served as President and Chief Executive Officer of Electronics from 1974 until 1990. Mr. Brown served from 1971 until 1974 as Executive Vice President and General Manager of Baldwin Electronics, Inc., a subsidiary of D.H. Baldwin Company and the predecessor of Electronics. Mr. Brown holds a B.S.E.E. from the University of Oklahoma.

                                       2.

Charles Crocker

         Mr. Crocker, age 58, began serving as Chairman of the Board of Directors, President and Chief Executive Officer of the Company at the time of the Company's formation in June 1997. He was a founder of Electronics and has served as Chairman of the Board of Directors of Electronics (now known as BEI Medical Systems Company, Inc.) since 1974. Mr. Crocker served as President and Chief Executive Officer of Electronics from October 1995 until the Distribution. Mr. Crocker served as President of Crocker Capital Corporation, a Small Business Investment Company, from 1970 to 1985, and as General Partner of Crocker Associates, a venture capital investment partnership, from 1970 to 1990. He currently serves as a director of Fiduciary Trust Company International, Pope & Talbot, Inc. and KeraVision. Mr. Crocker holds a B.S. from Stanford University and an M.B.A. from the University of California, Berkeley.

         The two candidates receiving the highest number of affirmative votes cast at the meeting will be elected directors of the Company.


                    THE BOARD OF DIRECTORS RECOMMENDS A VOTE
                         IN FAVOR OF EACH NAMED NOMINEE

Directors Continuing in Office Until the 1999 Annual Meeting

C. Joseph Giroir, Jr.

         Mr. Giroir, age 58, began serving as a director in June 1997 prior to the Distribution. He was a director of Electronics from 1978 until his resignation as a result of the Distribution. He served as the Secretary of Electronics from 1974 to early 1995. He is currently a member of the law firm of Giroir, Gregory, Holmes & Hoover, plc. From 1965 to 1988, Mr. Giroir was a member of Rose Law Firm, a Professional Association. Mr. Giroir holds a B.A. and an L.L.B. from the University of Arkansas and an L.L.M. from Georgetown University.

Asad M. Madni

         Dr. Madni, age 50, began serving as a director and as a Vice President of the Company in June 1997 prior to the Distribution. In October 1993, Dr. Madni was appointed President of BEI Sensors & Systems Company ("Sensors & Systems"), then a subsidiary of Electronics and now a subsidiary of the Company. Sensors & Systems was formed by the consolidation of BEI Motion Systems Company and the BEI Sensors and Controls Group, of which Dr. Madni was President since October 1992. Prior to joining Electronics in 1992, he served for 17 years in various executive and technical management positions with Systron Donner Corporation, a manufacturer of avionics and aerospace sensors and subsystems. He was most recently Chairman, President and CEO.

Gary D. Wrench

         Mr. Wrench, age 64, began serving as Senior Vice President, Chief Financial Officer and a director of the Company at the time of the Company's formation in June 1997. He was Senior Vice President and Chief Financial Officer of Electronics from July 1993 until the Distribution, and has served as a director of Electronics (now known as BEI Medical Systems Company, Inc.) since 1986. From April 1985 to July 1993, Mr. Wrench served as Vice President of Electronics and President and Chief Executive Officer of Motion Systems Company, Inc., then a wholly owned subsidiary of Electronics and now a part of the Company. Previous experience includes twenty years with Hughes Aircraft Company including an assignment as President of Spectrolab, Inc., a Hughes subsidiary. Mr. Wrench holds a B.A. from Pomona College and an M.B.A. from the University of California, Los Angeles.

Directors Continuing in Office Until the 2000 Annual Meeting

Richard M. Brooks

         Mr. Brooks, age 69, began serving as a director in June 1997 prior to the Distribution. Mr. Brooks is currently an independent financial consultant. From 1987 until his resignation as a result of the Distribution, he served as a

                                       3.

director of Electronics. From 1987 to 1990, he served as President of SFA Management Corporation, the managing general partner of St. Francis Associates, an investment partnership. He currently serves as a director of Longs Drug Store Corporation, Granite Construction Incorporated and the Western Farm Credit Bank, a private company. Mr. Brooks holds a B.S. from Yale University and an M.B.A. from the University of California, Berkeley.

William G. Howard, Jr.

         Dr. Howard, age 56, began serving as a director in June 1997 prior to the Distribution. He was a director of Electronics from December 1992 until his resignation as a result of the Distribution. He is currently an independent consulting engineer in microelectronics and technology-based business planning. From 1987 to 1990, Dr. Howard served as Senior Fellow of the National Academy of Engineering and, prior to that time, held various technical and management positions with Motorola, Inc., most recently as Senior Vice President and Director of Research and Development. He currently serves as a director of Credence Systems, Inc., RAMTRON International Corp., VLSI Technologies, Inc., and Xilinx, Inc. Dr. Howard holds a B.E.E. and an M.S. from Cornell University and a Ph.D. in electrical engineering and computer sciences from the University of California, Berkeley.

Robert Mehrabian

         Dr. Mehrabian, age 56, began serving as a director in June 1997 prior to the Distribution. He was a director of Electronics from June 1997 until his resignation as a result of the Distribution. He is Senior Vice President and Executive in charge of the Aerospace and Electronic segment of Allegheny Teledyne, Inc. From 1990 through June 1997, he was president of Carnegie Mellon University. He is an internationally recognized materials scientist, with numerous awards including membership in the National Academy of Engineering. He serves on the boards of directors of Allegheny Teledyne, Inc., Mellon Bank Corporation, Mellon Bank, N.A., and PPG Industries. Dr. Mehrabian holds B.S. and Sc.D. degrees from Massachusetts Institute of Technology (MIT).

Board Committees and Meetings

         During the fiscal year ended September 27, 1997 the Board of Directors held two meetings. The Board has an Audit Committee and a Compensation Committee, but does not have a Nominating Committee or any committee performing a similar function.

         The Audit Committee meets with the Company's independent accountants at least annually to review the scope and results of the annual audit; recommends to the Board the independent accountants to be retained; and receives and considers the accountants' comments as to internal controls, accounting staff and management performance and procedures in connection with audit and financial controls. During fiscal 1997, the Audit Committee was composed of four directors: Mr. Brooks, Chairman of the Committee, and Messrs. Giroir, Howard and Mehrabian. Due to the operations of the Company effectively beginning immediately prior to the first day of fiscal 1998, the Audit Committee did not meet during fiscal 1997.

         The Compensation Committee makes recommendations concerning salaries and incentive compensation for the Company's executive officers, awards stock options and stock bonuses to eligible executives, employees and consultants under the Company's 1997 Equity Incentive Plan (the "1997 Plan"), and otherwise determines compensation levels and performs such other functions regarding compensation as the Board may delegate. During fiscal 1997, the Compensation Committee was composed of three non-employee directors: Mr. Brown, Chairman of the Committee, and Messrs. Brooks and Giroir. As the operations of the Company effectively began immediately prior to the first day of fiscal 1998, the Compensation Committee did not meet during fiscal 1997.

         During fiscal 1997 each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he served, held during the period for which he was a director or committee member, respectively.

                                       4.

                                   Proposal 2

           Ratification Of Selection Of Independent Public Accountants

         The Board of Directors has selected Ernst & Young LLP as the Company's independent public accountants for the fiscal year ending October 3, 1998. Ernst & Young LLP (including its predecessor, Ernst & Whinney) has audited Electronics' financial statements since 1975, and audited the Company's financial statements for fiscal 1997. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting, will have an opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

         Stockholder ratification of the selection of Ernst & Young LLP as the Company's independent public accountants is not required by the Company's By-Laws or otherwise. However, the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Board at its discretion may direct the appointment of a different independent accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

         The affirmative vote of the holders of a majority of the shares represented and entitled to vote at the meeting will be required to ratify the selection of Ernst & Young LLP as the Company's independent public accountants for the fiscal year ending October 3, 1998.

                    THE BOARD OF DIRECTORS RECOMMENDS A VOTE
                             IN FAVOR OF PROPOSAL 2

                                       5.

                              SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The  following  table  sets forth  certain  information  regarding  the ownership  of the  Company's  Common  Stock as of December 22, 1997 by: (i) each director;  (ii) each of the executive officers named in the Summary Compensation
Table and employed by the Company in that  capacity on December 22, 1997;  (iii)
all  executive  officers and  directors of the Company as a group;  and (iv) all those known by the Company to be beneficial  owners of more than five percent of its Common Stock.

                                                                                                      Beneficial Ownership(l)

                                                                                                    Number of             Percent of
                           Beneficial Owner                                                         Shares                Total(2)

Mr. Charles Crocker(3) ...........................................................                  1,557,904                  21.7%
         One Post Street
         Suite 2500
         San Francisco, CA

Brinson Partners, Inc.(4) ........................................................                    611,400                   8.5%
         209 S. LaSalle Street
         Chicago, IL

Dimensional Fund Advisors, Inc.(5) ...............................................                    489,400                   6.8%
         1299 Ocean Avenue
         11th Floor
         Santa Monica, CA

SoGen International Fund, Inc.(6) ................................................                    427,000                   5.9%
         1221 Avenue of the Americas
         8th Floor
         New York, NY

Kennedy Capital Management, Inc. .................................................                    412,093                   5.7%
         10829 Olive Boulevard
         St. Louis, MO

Hollybank Investments, LP (7) ....................................................                    372,000                   5.2%
         One Financial Center, Suite 1600
         Boston, MA

Mr. Richard M. Brooks(8) .........................................................                     10,735                   *

Mr. George S. Brown(8)(9) ........................................................                     63,667                   *

Mr. Robert R. Corr(8) ............................................................                     34,141                   *

Mr. C. Joseph Giroir, Jr.(8) .....................................................                     10,735                   *

Dr. William G. Howard, Jr ........................................................                       --                     --

Dr. Asad M. Madni(8) .............................................................                     91,739                   1.3%

Dr. Robert Mehrabian .............................................................                      1,500                   *

Dr. Lawrence A. Wan(8) ...........................................................                     26,250                   *

Mr. Gary D. Wrench(8)(10) ........................................................                    124,715                   1.7%

All executive officers and directors
         as a group (10 persons)(11) .............................................                  1,921,386                  26.2%

*        Less than one percent.

(1) This table is based upon information supplied by officers, directors and principal stockholders of the Company and upon any Schedules 13D or 13G filed with the Securities and Exchange Commission (the
         "Commission"). Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.

                                       6.




(2) Applicable percentages are based on 7,189,979 shares outstanding on December 22, 1997, adjusted as required by rules promulgated by the Commission.

(3) Includes 400,000 shares held by Mr. Crocker as trustee for his adult children, as to which Mr. Crocker disclaims beneficial ownership. Also includes 54,936 shares held in a trust of which, Mr. Crocker is beneficiary and sole trustee. Mr. Crocker, acting alone, has the power to vote and dispose of the shares in each of these trusts.

(4) Represents shares held by Brinson Partners, Inc. ("Partners") which has the sole power to vote and dispose of the shares held by it and shares held by Brinson Trust Company ("Trust") which has the sole power to vote and dispose of the shares held by it. Trust is a wholly-owned subsidiary of Partners which is a wholly-owned subsidiary of Brinson Holdings, Inc. ("Holdings"). Holdings may be deemed to share the power to vote and dispose of all shares held by Partners and Trust, and Partners may be deemed to share the power to vote and dispose of all shares held by itself or Trust. Therefore, both Holdings and Partners each may be deemed a beneficial owner of all the shares held by Partners and Trust.

(5) Represents shares held by Dimensional Fund Advisors, Inc., DFA Investment Dimensions Group Inc. and The DFA Investment Trust Company. Officers of Dimensional Fund Advisors, Inc. have sole power to vote and dispose of shares beneficially owned by it, including shares held by DFA Investment Dimensions Group Inc. and The DFA Investment Trust Company.

(6) So Gen International Fund, Inc. shares with SoGen International SICAV and Ohio National Fund and Global Contrarian the power to vote and dispose of all shares held by it.

(7) Represents shares held by Hollybank Investments, LP ("Hollybank") which has the sole power to vote and dispose of the shares held by it, and includes 30,000 shares held by Dorsey R. Gardner, general partner of Hollybank, who has the sole power to vote and dispose of his shares. Mr. Gardner, as general partner of Hollybank, may be deemed to beneficially own shares held by Hollybank. Except to the extent of his interest as a limited partner in Hollybank, Mr. Gardner disclaims such beneficial ownership.

(8) Includes shares which certain officers and directors have the right to acquire within 60 days after the date of this table pursuant to outstanding options as follows: Mr. Brooks, 10,735 shares; Mr. Brown, 42,539 shares; Mr. Corr, 6,441 shares; Mr. Giroir, 10,735 shares; Dr. Madni, 21,472 shares; Mr. Wrench, 62,696 shares; and all executive officers and directors as a group, 154,618 shares. Also includes shares which certain officers and directors have the right to vote pursuant to unvested portions of restricted stock awards as follows: Mr. Corr, 12,388 shares; Dr. Madni, 54,447 shares; Dr. Wan, 18,014 shares; Mr. Wrench, 13,080 shares; and all executive officers and directors as a group, 97,929 shares.

(9) Includes 21,128 shares held in a revocable trust of which Mr. Brown and his wife, Mildred S. Brown, are beneficiaries and sole trustees. Mr. and Mrs. Brown, acting alone, each has the power to vote and dispose of such shares.

(10) Includes 45,276 shares held in a revocable trust of which Mr. Wrench and his wife, Jacqueline Wrench, are beneficiaries and sole trustees. Mr. and Mrs. Wrench, acting alone, each has the power to vote and dispose of such shares. Also includes 16,743 shares which Mr. Wrench, acting alone, has power to vote and dispose of.

(11)     Includes the shares described in the Notes above.

                                       7.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

         Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors and executive officers, and persons who own more than ten percent of the Company's Common Stock, to file with the Commission initial reports of ownership and reports of changes in ownership of Common Stock of the Company. Officers, directors and greater than ten percent stockholders are required by the Commission's regulations to furnish the Company with copies of all Section 16(a) forms they file.

         To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended September 27, 1997, the Company's officers, directors and greater than ten percent beneficial owners complied with all applicable Section 16(a) filing requirements with the exception of Dr. Mehrabian, who failed to timely file his Form 3, and former director Peter G. Paraskos, who failed to timely file a Form 4 disclosing one transaction.


                             EXECUTIVE COMPENSATION

Compensation of Directors

         During fiscal 1997, each non-employee director of Electronics (all of whom except Mr. Paraskos are directors of the Company) received a monthly fee of $1,000, with the exception of George Brown, who served as a consultant to Electronics until June 30, 1997, after which he also received a monthly fee of $1,000. Each non-employee director of Electronics received a fee of $500 for each Board meeting attended and for each committee meeting attended by committee members and a fee of $250 for each telephone conference Board meeting in which such director participated. In the fiscal year ended September 27, 1997, the total compensation paid by Electronics to non-employee directors for services as directors was $55,000. The members of the Board of Directors are eligible for reimbursement for their expenses incurred in connection with attendance at Board meetings in accordance with Company policy.

         Mr. Brown provided consulting services to Electronics pursuant to an agreement under which he was paid a retainer of $3,000 per month and a fee of $750 per day of service. His consulting agreement expired June 30, 1997. In the fiscal year ended September 27, 1997, Electronics paid Mr. Brown $33,750 under the agreement. Pursuant to his agreement, Electronics paid $6,606 in life and health insurance premiums in fiscal year 1997 on behalf of Mr. Brown.

Compensation Of Executive Officers


                             Summary Of Compensation

         As noted above, the Company became an independent public company on September 27, 1997 as a result of the Distribution. Prior to that date, the businesses of the Company were controlled by Electronics and all compensation decisions for persons who are now executive officers of the Company were determined by Electronics.

         The following table shows, for the fiscal years ended September 27, 1997, September 28, 1996 and September 30, 1995, compensation awarded or paid to or earned by the Company's Chief Executive Officer and its four other most highly compensated executive officers (the "Named Executive Officers") for services rendered by them as executive officers of Electronics in those years. The Named Executive Officers did not earn compensation from the Company in fiscal 1997 and the Company did not exist in fiscal 1995 or 1996. The positions of the Named Executive Officers set forth below are those currently held in the Company, which are comparable in scope and responsibility to those held by them previously with Electronics.

                                       8.

                                                     Summary Compensation Table

                                                                                                       Long Term
                                                                                 Annual               Compensation
                                                                             Compensation(l)             Awards
                                                                         -----------------------         -------
                                                                                                       Restricted
                                                                                                          Stock         All Other
                     Name and                                           Salary(2)         Bonus         Awards(3)(4) Compensation(5)
                Principal Position                          Year           ($)             ($)             ($)              ($)
                ------------------                          ----         -------          ------         -------           -----
Mr. Charles Crocker ...................................     1997         341,400          50,000               0           4,707
         Chairman of the Board,                             1996         260,775          35,000               0           3,252
         President and Chief                                1995         195,150               0               0           3,240
         Executive Officer

Mr. Gary D. Wrench ....................................     1997         282,000          80,000          63,750           5,102
         Senior Vice President and                          1996         264,000          35,000          48,750           4,370
         Chief Financial Officer                            1995         264,000               0               0           4,223

Dr. Asad M. Madni .....................................     1997         290,239          65,000         315,000           5,823
         President, BEI Sensors & Systems Company, Inc.     1996         239,312          95,000          65,000           5,488

Dr. Lawrence A. Wan ...................................     1997         217,043          33,000          53,125           8,463
         Vice President,                                    1996         190,922          45,000          26,000           7,792
         Corporate Technology                               1995         182,100          45,000          15,000           6,920

Mr. Robert R. Corr ....................................     1997         159,600          45,000          31,875           4,400
         Secretary, Treasurer                               1996         149,600          16,000          13,000           3,681
         and Controller                                     1995         139,600          12,000           7,875           3,635

(1) As permitted by rules promulgated by the Commission, no amounts are shown for "Other Annual Compensation" because no Named Executive Officer received "perquisites" in an amount exceeding the lesser of 10% of bonus plus salary or $50,000.

(2) Includes annual cash payments designated as automobile allowances, which did not exceed $11,400 for any individual in any year; also includes amounts earned but deferred at the election of the Named Executive Officer pursuant to the Company's Retirement Savings Plan, and includes $36,027 of accrued vacation pay deferred by Dr. Madni.

(3) Represents the dollar value of shares awarded, calculated by multiplying the market value based on the closing sales price on the date of grant by the number of shares awarded. As a result of the Distribution each holder of restricted stock granted under Electronics' 1992 Restricted Stock Plan ("Electronics Restricted Stock") received vested and unvested shares of the Company's Common Stock in amounts equal to the number of vested and unvested shares of Electronics Restricted Stock held by such holder on the record date for the Distribution. At September 27, 1997, the aggregate holdings and value of restricted stock held by the Named Executive Officers (based on the number of shares held at fiscal year-end multiplied by the closing sales price of the Company's Common Stock as reported on the Nasdaq
         National Market on October 8, 1997, the date on which regular way trading of the Company's Common Stock began) was as follows: Mr. Wrench, 24,419 shares, valued at $320,499; Dr. Madni, 60,267 shares, valued at $791,004; Dr. Wan, 19,250 shares, valued at $252,656; Mr. Corr, 12,700 shares, valued at $166,688. The restrictions on awards of restricted stock lapse with respect to 15% of the total number of shares per year on the first, second, third, fourth and fifth anniversaries of the date of grant and with respect to the remaining shares subject to such award on the sixth anniversary of the date of grant. Dividends are paid on shares of restricted stock when, as and if the Board declares dividends on the Common Stock of the Company.

                                       9.



(4) During the past three fiscal years, Electronics did not grant any stock options or issue any stock appreciation rights to any Named Executive Officer.

(5)      Includes $3,253,  $3,648, $3,675, $3,884 and $3,549 paid in fiscal 1997 and $2,078,  $3,000,  $2,999,  $3,164 and $2,988 paid in fiscal 1996 to
         Messrs. Crocker, Wrench, Madni, Wan and Corr, respectively, and $2,150, $2,655, $2,796 and $2,854 paid in fiscal 1995 to Messrs. Crocker, Wrench, Wan and Corr, respectively, as a normal contribution pursuant to the Company's Retirement Savings Plan. The remaining sum for each Named Executive Officer is attributable to premiums paid by the Company for group term life insurance.


                       Stock Option Grants and Exercises

         The Company granted options to its executive officers and key employees under the 1997 Equity Incentive Plan. In connection with the Distribution, holders of options to purchase Common Stock of Electronics that were not exercised prior to the Distribution had such options converted to vested and unvested incentive stock options and nonstatutory stock options, as appropriate, to purchase the Company's Common Stock issued under the 1997 Plan. The number of shares of the Company's Common Stock subject to options issued in the conversion was determined by criteria which included the aggregate fair market value of the option on Electronics' Common Stock immediately prior to the Distribution and the intent to issue options on the Company's Common Stock that were not more favorable to the holder than those options held on Electronics' Common Stock that converted as a result of the Distribution. For further information, see "The Distribution -- Other Consequences of the Distribution -- Stock Options" in the Information Statement included as an exhibit to the Company's Form 10. As of December 22, 1997, options to purchase a total of 335,059 shares had been granted and were outstanding under the 1997 Plan and options to purchase 800,000 shares remained available for grant thereunder. During the fiscal year ended September 27, 1997, there were no stock options granted to the Named Executive Officers by Electronics or the Company. Neither Electronics nor the Company has issued any stock appreciation rights. The following table shows, for fiscal 1997, certain information regarding options for Electronics Common Stock exercised, and options held at year-end, immediately prior to the Distribution, by the Named Executive Officers.


                             Aggregated Option Exercises in Last Fiscal Year and FY-End Option Values


                                                                                    Number of Securities   Value of Unexercised In-
                                                Shares                             Underlying Unexercised    the-Money Options at
                                              Acquired on            Valued          Options at FY-End (#)        FY-End ($)
                                               Exercise             Realized             Exercisable/           Exercisable/
             Name                               (#)(1)                 ($)             Unexercisable(2)       Unexercisable (3)

Mr. Crocker .............................            0                     0                 0/0                    0/0
Mr. Wrench ..............................       33,600               253,900               62,696/0               509,405/0
Dr. Madni ...............................            0                     0               21,472/0               112,728/0
Dr. Wan .................................       20,000               212,400                 0/0                    0/0
Mr. Corr ................................       10,000                71,250               6,441/0                25,764/0

(1) The number of shares of Electronics Common Stock received upon exercise of underlying options. No options to purchase the Company's Common Stock were issued prior to the end of the 1997 fiscal year other than those issued as a result of the conversion from options to purchase Electronics Common Stock. See discussion, above. No options to purchase the Company's Common Stock were exercised prior to the end of fiscal 1997.

(2)      Includes both "in-the-money" and "out-of-the-money" options.

(3) The fair market value of the underlying shares of the Company's Common Stock on the first day of when issued trading, September 29, 1997, less the exercise price.

                                       10.

                         Management Incentive Bonus Plan

         The Company's Board of Directors adopted a Management Incentive Bonus Plan for fiscal 1998 ("MIB Plan") covering employees of the Company and Sensors & Systems. On the basis of goals relating to return on equity, and subject to predetermined limits under the MIB Plan, the Company's Compensation Committee will in its discretion determine a bonus fund for each company following the end of the year. Based upon recommendations from management of each company, the Compensation Committee may, in its discretion, approve individual awards to employees of the respective companies, subject to final approval of the Company's Board of Directors.

         The Compensation Committee and the Board of Directors approved a separate Incentive Bonus Plan for the President and Chief Executive Officer for fiscal year 1997 at its December 1996 meeting. Achievement of all goals enumerated gave the President and Chief Executive Officer the opportunity to earn an incentive bonus equal to his fiscal 1997 base pay.

         Electronics had management incentive bonus plans in place for more than 8 years. Incentive awards totaling approximately $621,800 were made with respect to Electronics' fiscal year 1997. The amounts of such incentive payments to Messrs. Crocker, Wrench and Corr and to Drs. Madni and Wan are included in the "Summary Compensation Table" under "Executive Compensation."


                              Employment Agreements

         The employment arrangements between the Company and Mr. Wrench, Senior Vice President, Chief Financial Officer and a director of the Company, provide that if Mr. Wrench is terminated by the Company, he will receive from the Company his then full-time current salary for 12 months after such termination.

         The employment arrangements between the Company and Dr. Madni, Vice President of the Company and President of Sensors & Systems, renew annually on the anniversary date. They further provide that if the Company terminates him without cause or a change in control of the Company occurs and he executes a general release of liability, Dr. Madni will receive from the Company his then current full-time salary and medical, dental and life insurance benefits for the 12 months following the termination or change of control, his annual bonus prorated to the date of termination or change in control and an amount equal to the average of the bonuses paid Dr. Madni over the prior 3 completed fiscal years. The employment arrangements include an agreement that Dr. Madni will refrain from activities of a competitive nature for a period of 2 years after termination of employment or a change in control of the Company.


                 Executive Change of Control Benefits Agreements

         The Company has entered into Executive Change of Control Benefits Agreements (the "Change of Control Agreements") with Messrs. Crocker, Corr, Madni, Wan and Wrench. Pursuant to the terms of the Change of Control Agreements, each executive officer would receive a single payment equal to the sum of his annual salary and the average of his annual bonuses for the prior three years upon the occurrence of a voluntary termination of employment or an involuntary termination of employment without cause within 12 months after a change in control of the Company, as defined in the Change of Control Agreements. In addition, the Company would pay medical benefits on behalf of the executive officer and his dependents until the executive officer is again employed, but not longer than 18 months.


           Compensation Committee Interlocks and Insider Participation

         As noted above, the Compensation Committee consists of Messrs. Brown, Brooks and Giroir. Mr. Brown retired in July 1990 as President of Electronics and served as a consultant to the Company until June 30, 1997. Mr. Giroir served as Corporate Secretary of Electronics until February 1995 for which he received no compensation in addition to that received as director's fees.

                                       11.

   Report of the Compensation Committee of the Electronics Board of Directors
                          on Executive Compensation(1)

         Electronics' Compensation Committee was composed of Messrs. Brown, Brooks and Giroir, the same three non-employee directors who currently serve on the Compensation Committee of the Company's Board of Directors. The Company's Committee is responsible for, among other things, setting the compensation of executive officers, including any stock-based awards to such individuals under the Company's 1997 Plan.

Executive Compensation Principles

         Electronics' Committee sought to compensate executive officers in a manner designed to achieve the primary goal of the Electronics stockholders: increased stockholder value. In furtherance of this goal, the Committee determined a compensation package that took into account both competitive and performance factors. Annual compensation of Electronics' executives was comprised of salary and bonus, an approach consistent with the compensation programs of most electronics companies. A substantial portion of the cash compensation of each executive officer was contingent upon Electronics' performance. Bonuses, therefore, could be substantial, could vary significantly for an individual from year to year, and could vary significantly among the executive officers. The Company's Compensation Committee intends to follow the same approach and to be guided by the same principles. Another significant component of compensation of Electronics' executive officers was restricted stock grants which vest at approximately 15% per annum over a six year period. In the past, incentive stock options also were a significant part of the compensation of some of the Electronics executive officers.

Base Salary

         Electronics' Compensation Committee determined salaries for fiscal 1997 in December 1996 for all executive officers. In adjusting the base salary of the executive officers, Electronics' Committee examined both competitive and qualitative factors relating to corporate and individual performance. In connection with its examination of competitive factors, the Committee reviewed an independent survey of base salaries paid by other electronics companies of comparable size. In many instances, assessment of qualitative factors necessarily involved a subjective assessment by the Committee. In determining salary adjustments for executive officers for fiscal 1997, the Committee relied primarily on the evaluation and recommendation of Mr. Crocker of each officer's responsibilities for fiscal 1997 and performance during fiscal 1996.

         At its meeting in December 1996, the Committee approved increases in base salaries effective at the beginning of October 1996 for fiscal year 1997 for the Named Executive Officers other than Mr. Crocker as follows: Mr. Corr by 6.9%, Dr. Madni by 8.7%, Dr. Wan by 4.0% and Mr. Wrench by 7.1%. At an additional meeting of the Compensation Committee in March 1997, Dr. Wan's base salary was further increased by 18.0% effective April 1, 1997.

Management Incentive Bonus Plan

         Electronics had a Management Incentive Bonus Plan under which members of management were eligible to receive cash bonuses based on the achievement of specific operating results established at the beginning of the fiscal year. (The Company's Board of Directors has adopted a similar plan for fiscal 1998 covering the Company's employees.) In November 1997, the Committee evaluated operating results for fiscal 1997 against the established targets. Determining that such targets were generally achieved, the Committee recommended awards to Named Executive Officers as set forth in the "Summary Compensation Table" under "Executive Compensation".


-------------------
(1) This Section is not "soliciting material," is not deemed "filed" with the Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

                                       12.

Chief Executive Officer Compensation

         In general, the factors utilized in determining Mr. Crocker's compensation were similar to those applied to the other executive officers in the manner described in the preceding paragraphs; however, a significant percentage of his potential earnings was and continues to be subject to consistent, positive, long-term performance of the Company.

         In December 1996, Mr. Crocker's base compensation for fiscal 1997 was increased by 4.7%. At the same time, Electronics' Board of Directors approved a separate incentive bonus plan for Mr. Crocker for fiscal 1997. Achievement of all goals enumerated under the Plan gave Mr. Crocker the opportunity to earn an incentive bonus equal to his fiscal 1997 base pay. In November 1997, the Company's Compensation Committee evaluated Mr. Crocker's performance and judged that a large percentage of the goals had been achieved. Despite attaining most of the agreed annual goals, the Committee agreed with Mr. Crocker's recommendation of a bonus of $50,000.

Long-Term Incentives

         The Company intends to use the 1997 Equity Incentive Plan to further align the interests of stockholders and management by creating common incentives related to the possession by management of a substantial economic interest in the long-term appreciation of the Company's stock. In determining the size of a restricted stock award or stock option to be granted to an executive officer, the Committee will take into account the officer's position and level of responsibility within the Company, the officer's existing equity holdings, the potential reward to the officer if the stock appreciates in the public market, the incentives to retain the officer's services to the Company, the competitiveness of the officer's overall compensation arrangements and the performance of the officer. Based on a review of this mix of factors for fiscal 1997, the Committee made no grants of incentive stock options to any executive officers, but in November 1997, awarded restricted stock grants to Mr. Corr (5,000 shares), Dr. Madni (10,000 shares), and Dr. Wan (7,000 shares).

         Section 162(m) of the Internal Revenue Code (the "Code") limits the Company to a deduction for federal income tax purposes of no more than $1 million of compensation paid to certain Named Executive Officers in a taxable year. Compensation above $1 million may be deducted if it is "performance-based compensation" within the meaning of the Code. The Committee has determined that stock options granted under the Company's 1997 Plan with an exercise price at least equal to the fair market value of the Company's Common Stock on the date of grant shall be rated as "performance-based compensation."

George S. Brown                 Richard M. Brooks          C. Joseph Giroir, Jr.


                       Performance Measurement Comparison

         Because the Distribution was not effective until September 27, 1997, the last day of the Company's fiscal year, and regular way trading in the Company's Common Stock on the Nasdaq National Market System did not begin until October 8, 1997, regular way trading data during fiscal 1997 does not exist and thus the performance measurement comparison is omitted from this proxy statement.


                              CERTAIN TRANSACTIONS

         The Company's By-Laws provide that the Company will indemnify its directors and executive officers and may indemnify its other officers, employees and other agents to the extent not prohibited by Delaware law. Under the Company's By-Laws, indemnified parties are entitled to indemnification for negligence, gross negligence and otherwise to the fullest extent permitted by law. The By-Laws also require the Company to advance litigation expenses in the case of stockholder derivative actions or other actions, against an undertaking by the indemnified party to repay such advances if it is ultimately determined that the indemnified party is not entitled to indemnification.

                                       13.

                                  OTHER MATTERS

         The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.


                                              By Order of the Board of Directors

                                              Robert R. Corr
                                              Corporate Secretary

January 26, 1998


A copy of the Company's Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended September 27, 1997 is available without charge upon written request to: Investor Relations, BEI Technologies, Inc., One Post Street, Suite 2500, San Francisco, CA 94104.

                                       14.

                                                                      Appendix A


                             BEI TECHNOLOGIES, INC.
                    PROXY SOLICITED BY THE BOARD OF DIRECTORS
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MARCH 6, 1998

         The undersigned hereby appoints Charles Crocker and Gary D. Wrench, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of BEI Technologies, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of BEI Technologies, Inc. to be held at the Company's Systron Donner Inertial Division, 2700 Systron Drive, Concord, California, on Friday, March 6, 1998 at 1:30 p.m. (local time), and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following materials and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

         UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

         MANAGEMENT  RECOMMENDS  A VOTE FOR THE  NOMINEES  FOR  DIRECTOR  LISTED
BELOW.

Proposal 1: To elect two directors to hold office until the 2001 Annual Meeting of Stockholders.

   [ ] FOR all nominees listed below (except     [ ]  WITHHOLD AUTHORITY to vote
       as marked to the contrary below).              for  all  nominees  listed
                                                      below

Nominees:  Charles Crocker and George S. Brown

To withhold authority to vote for any nominee(s), write such nominee(s)' name(s) below:

________________________________________________________________________________

________________________________________________________________________________

         MANAGEMENT RECOMMENDS A VOTE FOR PROPOSAL 2.

Proposal 2: To ratify the selection of Ernst & Young LLP as independent public accountants of the Company for its fiscal year ending October 3, 1998.

   [ ]  FOR                      [ ]  AGAINST                       [ ]  ABSTAIN

                                 Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

                                 Dated: _____________, 1998


                                 _______________________________________________

                                 _______________________________________________
                                 Signature(s)


PLEASE VOTE, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.